Exhibit 99.1

MAIDENFORM BRANDS, INC. ANNOUNCES SECONDARY OFFERING OF COMMON STOCK

Bayonne, New Jersey, November 20, 2006—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced a secondary offering of 4,000,000 shares of its common stock.

The shares are being sold by Ares Corporate Opportunities Fund, L.P., an affiliate of Ares Management (3,662,649 shares); Paribas North America, Inc. (233,786 shares); Thomas Ward, Maidenform’s Chief Executive Officer and Vice Chairman (47,177 shares); Maurice Reznik, Maidenform’s President (42,717 shares); and Steven Masket, Maidenform’s Executive Vice President, General Counsel and Secretary (13,671 shares).

Maidenform will not receive any proceeds from this transaction.

Credit Suisse Securities (USA) LLC is serving as the underwriter for the offering, pursuant to an effective registration statement filed with the Securities and Exchange Commission. Copies of the final prospectus relating to the offering may be obtained from the prospectus department of Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, New York 10010, 212-325-2580.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 84-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in 48 countries and territories.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(201) 243-2363 or fkissell@maidenform.com